Exhibit 16.1
May 31, 2006
Securities and Exchange Commission
Washington, DC 20549
Ladies and Gentlemen:
We were previously principal accountants for Ultra Petroleum Corp. and, under the date of March 30, 2006, we reported on the consolidated financial statements of Ultra Petroleum Corp. as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On May 15, 2006, our appointment as principal accountants was terminated. We have read Ultra Petroleum Corp.’s statements included under Item 4.01 of its Form 8-K/A dated May 15, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the audit committee of the board of directors and the statements in the last sentence of the first paragraph and the first sentence in the seventh paragraph.
Very truly yours,